As filed with the Securities and Exchange Commission on March 1, 2023

Registration No. 333-241026

Registration No. 333-234313

Registration No. 333- 173362

Registration No. 333- 173361

Registration No. 333- 171602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-241026

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234313

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173362

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173361

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171602

UNDER

THE SECURITIES ACT OF 1933

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0526415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1010 De La Gauchetière Street West, Suite 400, Montreal, Quebec, Canada H3B 2N2

(Address of principal executive offices, including zip code)

Resolute Forest Products 2019 Equity Incentive Plan

Resolute Forest Products Outside Director Deferred Compensation Plan

AbitibiBowater Executive Restricted Stock Unit Plan

Resolute Forest Products Equity Incentive Plan

(Full title of the plans)

The Corporation Trust Company

Corporation Trust Center, 1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

302-658-7581

(Telephone number, including area code, of agent for service)

Copies to:

Resolute Forest Products Inc.

1010 De La Gauchetière Street West, Suite 400

Montreal, Quebec, Canada H3B 2N2

(514) 875-2160

Attention: Stephanie Leclaire

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Resolute Forest Products Inc., a corporation organized under the laws of Delaware, (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

File No. 333-241026, filed with the SEC on August 5, 2020 registering 2,300,000 shares of common stock of the Company, $0.001 par value, reserved for issuance pursuant to the Resolute Forest Products 2019 Equity Incentive Plan;

•

File No. 333-234313, filed with the SEC on October 24, 2019, registering 3,000,000 shares of common stock of the Company, $0.001 par value, reserved for issuance pursuant to the Resolute Forest Products 2019 Equity Incentive Plan;

•

File No. 333-173362, filed with the SEC on April 7, 2011, registering $30,000,000 in unsecured obligations of the Company to pay deferred compensation in the future pursuant to the Resolute Forest Products Outside Director Deferred Compensation Plan (previously named the AbitibiBowater Outside Director Deferred Compensation Plan);

•

File No. 333-173361, filed with the SEC on April 7, 2011, registering $30,000,000 in unsecured obligations of the Company to pay deferred compensation in the future pursuant to the AbitibiBowater Executive Restricted Stock Unit Plan; and

•

File No. 333-171602, filed with the SEC on January 7, 2011, registering 9,020,960 shares of common stock of the Company, $0.001 par value, reserved for issuance pursuant to the Resolute Forest Products Equity Incentive Plan (previously named the AbitibiBowater Inc. 2010 Equity Incentive Plan).

On March 1, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of July 5, 2022 (the “Agreement”) by and among the Company, Domtar Corporation, a Delaware corporation (“Domtar”), Terra Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Domtar (“Merger Sub”), Karta Halten B.V., a private limited company organized under the laws of the Netherlands, and Paper Excellence B.V., a private limited company organized under the laws of the Netherlands, to effect, among other things, the merger of Merger Sub with and into the Company, the Company became a wholly owned subsidiary of Domtar.

As a result of the completion of the transactions contemplated by the Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration any and all of such securities that had been registered for issuance but remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Country of Canada, on March 1, 2023.

RESOLUTE FOREST PRODUCTS INC.

By:	/s/ Stephanie Leclaire
	Name:	Stephanie Leclaire
	Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer

Note: No other person is required to sign the post-effective amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.